Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT

to

LOAN AGREEMENT

between

U.S. BANK NATIONAL ASSOCIATION

and

TALMER BANCORP, INC.

Dated as of December 19, 2014

FIRST AMENDMENT TO
LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “First Amendment”) is dated as of December 19, 2014, and is made by and between TALMER BANCORP, INC., a Michigan corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S

A.                                    Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of TALMER BANK AND TRUST, a Michigan chartered state bank, and TALMER WEST BANK, a Michigan chartered state bank.  Talmer Bank maintains its principal banking offices in Troy, Michigan and Talmer West maintains its principal banking offices in Ann Arbor, Michigan.

B.                                    Borrower and Lender are party to a Loan Agreement dated as of December 20, 2013 (the “Original Agreement”).

C.                                    The parties hereto desire to amend and modify the Original Agreement in accordance with the terms and subject to the conditions set forth in this First Amendment.

D.                                    Capitalized terms not otherwise defined in this First Amendment shall have the meanings respectively ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T

SECTION 1.                            AMENDMENTS TO THE ORIGINAL AGREEMENT.

1.1                               Recitals (Recital A).  The first two sentences of Recital A of the Original Agreement are hereby amended and restated in their entirety to read as follows:

“A.                              Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of TALMER BANK AND TRUST (“Talmer Bank”), a Michigan chartered state bank that is not a member of the Federal Reserve, and TALMER WEST BANK, a Michigan chartered state bank that is not a member of the Federal Reserve (“Talmer West” and together with Talmer Bank, the “Subsidiary Banks”).  Talmer Bank maintains its principal banking offices in Troy, Michigan and Talmer West maintains its principal banking offices in Ann Arbor, Michigan.”

1.2                               Definitions (Section 1.1).  The defined term “First Place” in to Section 1.1 of the Original Agreement is hereby deleted.

1.3                               Definitions (Section 1.1).  The defined term “Maturity Date” in to Section 1.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

““Maturity Date” means December 18, 2015.”

1.4                               Definitions (Section 1.1).  The defined term “Subsidiary Banks” in to Section 1.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

““Subsidiary Banks” has the meaning ascribed to such term in the recitals hereto.”

1.5                               Definitions (Section 1.1).  The defined term “Talmer West” is hereby inserted in to Section 1.1 of the Original Agreement following the term “Talmer Bank” and the definition of “Talmer West” shall read in its entirety as follows:

““Talmer West” means Talmer West Bank, a Michigan chartered state bank that is not a member of the Federal Reserve and shall include any successor to Talmer West other than Talmer Bank.”

1.6                               Risk-Based and Leverage Capital Ratios (Section 7.2).  The first sentence of Section 7.2 of the Original Agreement shall be amended in its entirety to read as follows:

“Borrower (on a consolidated basis) shall maintain a “Total Risk Based Capital Ratio” (Total Capital divided by Total Risk Based Assets) equal to or in excess of thirteen percent (13%) and shall cause Talmer Bank and Talmer West to maintain a total Risk-Based Capital Ratio of fourteen percent (14%) and twelve percent (12%), respectively, as measured as of the last day of each fiscal quarter of Borrower and each such Subsidiary.”

1.7                               Exhibit D.  Exhibit D to the Original Agreement shall be amended to replace Annex A to such Exhibit with the form of Annex A that is attached as Exhibit A to this First Amendment.

SECTION 2.                            REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to Lender as of the date hereof as follows:

(i)                                     No Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from the amendments contemplated hereby.

(ii)                                  The execution, delivery and performance by Borrower of this First Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by any Person (including any Governmental Agency) in order to be effective and enforceable.

(iii)                               This First Amendment and the other Transaction Documents (as amended by this First Amendment) constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

(iv)                              All representations and warranties of Borrower in the Original Agreement are true and correct.

2

(v)                                 Borrower’s obligations under the Original Agreement and under the other Transaction Documents are not subject to any defense, counterclaim, set-off, right to recoupment, abatement or other claim.

SECTION 3.                            ADDITIONAL TERMS.

3.1                               Acknowledgement of Indebtedness under Agreement.  Borrower acknowledges and confirms that, as of the date hereof, Borrower is indebted to Lender, without defense, setoff, or counterclaim, in the aggregate principal amount of Zero Dollars under the Original Agreement.

3.2                               The Agreement.  On and after the Effective Date: (i) each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Original Agreement as amended hereby, (b) each reference to the Original Agreement in all Transaction Documents shall mean and be a reference to the Original Agreement, as amended hereby, and (c) this First Amendment shall be deemed a “Transaction Document” for the purposes of the Original Agreement.

3.3                               First Amendment and Original Agreement to be Read Together.  This First Amendment supplements and is hereby made a part of the Original Agreement, and the Original Agreement and this First Amendment shall from and after the Effective Date be read together and shall constitute one agreement. Except as otherwise set forth herein, the Original Agreement shall remain in full force and effect.

3.4                               Acknowledgements.  Borrower acknowledges that (i) it has been advised by counsel of its choice of law with respect to this First Amendment, the Original Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) any waiver of Borrower set forth herein has been knowingly and voluntarily made, and (iii) the obligations of Lender hereunder shall be strictly construed and shall be expressly subject to Borrower’s compliance in all respects with the terms and conditions of the Original Agreement.

3.5                               No Waiver.  The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any Event of Default (including without limitation any Event of Default existing on the date hereof), nor operate as a waiver of any right, power or remedy of Lender (including without limitation any rights, powers or remedies of Lender with respect to any Event of Default existing on the date hereof), nor constitute a waiver of, or consent to any departure from, any provision of the Original Agreement, or any of the other Transaction Documents.

3.6                               No Novation.  The terms and conditions of the Original Agreement are amended as set forth in this First Amendment.  It is expressly understood and acknowledged that nothing in this First Amendment shall be deemed to cause or otherwise give rise to a novation of the indebtedness contemplated in the agreement.  All “Borrower’s Liabilities” under the Original Agreement shall in all respects be continuing and this First Amendment shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such “Borrower’s Liabilities.”

3

SECTION 4.                            CONDITIONS PRECEDENT.  The amendments set forth in SECTION 1 above shall become effective as of the date (the “Effective Date”) on which each of the following conditions shall have been satisfied: (i) Lender shall have received a fully executed First Amendment; (ii) Lender shall have received payment from Borrower, in immediately available funds, of an amount equal to $175,000, which amount shall represent a facility fee, shall be fully earned when paid and shall not be refunded for any reason; (iii) Lender shall have received payment from Borrower, in immediately available funds, of an amount sufficient to reimburse Lender for all reasonable out-of-pocket costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with the negotiation, preparation and consummation of the Original Agreement and First Amendment, including but not limited to, reasonable attorneys’ fees and expenses; and (iv) a copy, certified by the Secretary or Assistant Secretary of Borrower, of its Board of Directors’ resolutions authorizing the execution, delivery, and performance, respectively, of this First Amendment and any other documents to be executed, delivered, or performed in connection with this First Amendment.

SECTION 5.                            RELEASE.  Borrower, for itself and its successors and assigns, does hereby fully, finally and unconditionally release and forever discharge, and agrees to hold harmless, Lender and each of its equity holders and affiliates, and their respective agents, advisors, managers, parents, subsidiaries, attorneys, representatives, employees, officers and directors, and the successors, assigns, heirs and representatives of each of the foregoing, from any and all debts, claims, counterclaims, setoffs, obligations, damages, costs, attorneys’ fees and expenses, suits, demands, liabilities, actions, proceedings and causes of action, in each case whether known or unknown, contingent or fixed, direct or indirect and of whatever kind, nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, that Borrower has heretofore had or now or hereafter can, shall or may have by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Effective Date arising out of, connected with or related in any way to this First Amendment, the Original Agreement, the other Transaction Documents, the transactions described therein, the Loan, Lender’s administration thereof, or the financing or banking relationships of Borrower with Lender.

SECTION 6.                            Miscellaneous.  This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this First Amendment by signing any such counterpart.  This First Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

TALMER BANCORP, INC.

By:	/s/ Dennis Klaeser
	Name:	Dennis Klaeser
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Peter G. Caligiuri
	Name:	Peter G. Caligiuri
	Title:	Vice President

EXHIBIT A

ANNEX A

TO

QUARTERLY COMPLIANCE CERTIFICATE

A.	Risk-Based and Leveraged Capital Adequacy Guidelines. (Sections 7.1 and 7.2) (as of the fiscal quarter ending , 201 )

1.	Borrower
	(FRB Capital Guidelines)	In Compliance	Not In Compliance

2.	Subsidiary Banks -
	(Talmer Bank - FDIC Capital Guidelines)	In Compliance	Not In Compliance
	(Talmer West - FDIC Capital Guidelines)	In Compliance	Not In Compliance

[minimum capital category required: “well capitalized”]

[minimum required total risk-based capital ratio: Borrower / 13%]

[minimum required total risk-based capital ratio: Talmer Bank / 14%]

[minimum required total risk-based capital ratio: Talmer West / 12%]

[minimum required leverage capital ratio:

Borrower, Talmer Bank and Talmer West / 9% or greater as required by FRB or FDIC]

B.	Maximum Nonperforming Assets. (Section 7.3) (as of the fiscal quarter ending , 201 )

1.	Total Nonperforming Assets		$

2.	Tangible Primary Capital		$

3.	NPAs divided by Primary Capital [B.1 divided by B.2]		%

[maximum permitted - 23%]

C.	Minimum Reserves to Nonperforming Loans. (Section 7.4)
(as of the fiscal quarter ending , 201 )

1.	Allowance for Loan and Leases Losses		$

2.	Nonperforming Loans		$

3.	ALLL divided by NPLs [C.1 divided by C.2]		%

[minimum required ALLL: 55% of NPLs]

A-1

D.	Minimum Liquidity. (Section 7.5)

Liquid Assets			$

[minimum required Liquid Assets - $7,500,000]

E.	Minimum Fixed Charge Coverage Ratio. (Section 7.6) (as of the fiscal quarter ending , 201 )

1.	Net Income of Borrower	(on a consolidated basis)	$

2.	Amount of Goodwill Amortized by Borrower		$

3.	Cash distributions or declarations by Borrower		$

4.	Interest Expense (contractually due)		$

5.	[E.1. plus E.2. plus E.4. minus E.3.]		$

6.	Interest Expense (contractually due)		$

7.	Required Principal Payments		$

8.	Imputed Principal Amount on Loan		$7,000,000

9.	[E.6. plus E.7. plus E.8.]		$

10.	Fixed Charge Coverage Ratio [E.5. divided by E.9.]		to 1.00

[minimum required fixed charge coverage ratio (rolling four quarter basis - 1.75x to 1.00]

A-2